Exhibit 4.2

EXECUTION VERSION

Indenture Supplement for Joinder of Thomson Reuters (Healthcare) Inc.

This Supplemental Indenture (this “Supplemental Indenture”) is entered into as of June 6, 2012 by and among Wolverine Healthcare Analytics, Inc., a Delaware corporation (the “Issuer”), Thomson Reuters (Healthcare) Inc., a Delaware corporation (“TRHI”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, VCPH Holding Corp., a Delaware corporation, as guarantor, and the Trustee entered into that certain indenture dated as of June 6, 2012 (the “Indenture”) and the Issuer issued pursuant to the Indenture an aggregate principal amount of $327.15 million of 10.625% Senior Notes due 2020 (the “Notes”);

WHEREAS, Section 4.1 of the Indenture provides, among other things, that the Issuer may merge with and into another entity under certain circumstances, provided that, among other things, the survivor of such merger expressly assumes the obligations of the Issuer under the Indenture and the Notes;

WHEREAS, substantially concurrent with the merger of the Issuer with and into TRHI, TRHI shall execute and deliver this Supplemental Indenture to the Trustee pursuant to which TRHI shall assume all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, each of the Issuer and TRHI have been authorized by or pursuant to a Board Resolution (or equivalent authorization) to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE II

REPRESENTATIONS OF ISSUER AND SUCCESSOR

SECTION 2.1 Each of the Issuer and TRHI represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.

SECTION 2.2 Each of the Issuer and TRHI represents and warrants to the Trustee that upon the filing and acceptance for record of the Certificate of Merger by the Secretary of State of the State of Delaware (the “Merger Effective Time”), the merger of the Issuer with and into TRHI shall be effective in accordance with applicable law.

ARTICLE III

AGREEMENT TO BE BOUND

SECTION 3.1 TRHI hereby becomes a party to the Indenture as the Issuer and as such shall have all of the rights and be subject to all of the obligations and agreements of the Issuer under the Indenture as if originally named as the “Issuer” therein. TRHI agrees to be bound by all of the provisions of the Indenture applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Notices. All notices and other communications to TRHI shall be given to Thomson Reuters (Healthcare) Inc., 777 E. Eisenhower Parkway, Ann Arbor, Michigan 48108, Attn: Andra Heller, with a copy to Sullivan & Cromwell LLP as provided in the Indenture for notices to the Issuer or the Guarantor.

SECTION 4.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 4.3 Effectiveness. This Supplemental Indenture shall become effective as of the Merger Effective Time.

SECTION 4.4 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.5 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 4.6 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 4.7 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 4.8 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WOLVERINE HEALTHCARE ANALYTICS, INC.

By:	/s/ Ramzi Musallam
Name: Ramzi Musallam
Title: Secretary

[Signature Page to the Supplemental Indenture]

THOMSON REUTERS (HEALTHCARE) INC. (TO BE RENAMED TRUVEN HEALTH ANALYTICS INC.)

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President and CEO

[Signature Page to the Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to the Supplemental Indenture]